EXHIBIT 19.1

Insider Trading Policy

Maui Land & Pineapple Company, Inc.

1.	PURPOSE

The purchase or sale of securities while possessing material nonpublic (“inside”) information or the disclosure of inside information (“tipping”) to others who may trade in such securities is sometimes referred to as “insider trading” and is prohibited by federal and state securities laws. Illegal insider trading occurs when a person buys or sells a security when in possession of inside information in violation of a duty of trust or confidence. As an essential part of your work, you may have or obtain access to inside information about Maui Land & Pineapple Company, Inc. (including information about other companies with which the Company does, or may do, business). When we refer in this Policy to “Maui Land & Pineapple” or the “Company,” we are referring to Maui Land & Pineapple Company, Inc. and any of its current or future subsidiaries.

Maui Land & Pineapple has adopted this Insider Trading Policy (“Policy”) to assist the Company in preventing illegal insider trading and to avoid even the appearance of improper conduct on the part of any director, officer, employee or contractor of the Company. This Policy is designed to protect and further Maui Land & Pineapple’s reputation for integrity and ethical conduct. However, the ultimate responsibility for complying with the securities laws, adhering to this Policy and avoiding improper transactions rests with you. It is imperative that you use your best judgment and that you ask questions where you are uncertain how to handle a particular situation.

The Board of Directors (the “Board”) has delegated to its Nominating and Corporate Governance Committee (the “Committee”) the responsibility of administering this Policy. The Committee may from time to time recommend to the Board changes to this Policy. All changes to this Policy must be approved by the Board. This Policy was amended and restated by the Board on March __, 2025.

2.	PENALTIES FOR INSIDER TRADING

The penalties for violating the insider trading laws include imprisonment, disgorgement of profits gained or losses avoided, and substantial civil and criminal fines. As of the effective date of this Policy, an insider trading violation carries a maximum prison sentence of 20 years. Criminal fines can reach up to $5.0 million for individuals and $25.0 million for entities, and civil sanctions may include an injunction, industry bar, disgorgement and penalties of up to three times the profit gained or loss avoided. Individuals and entities considered to be “control persons” who knew or recklessly disregarded the fact that a “controlled person” was likely to engage in insider trading also may be civilly liable. As of the effective date of this Policy the civil liability of “control persons” can be the greater of (i) $1.0 million or (ii) three times the amount of the profit gained or loss avoided. For this purpose, a “control person” is an entity or person who directly or indirectly controls another person, and could include the Company, its directors and officers. Under some circumstances, individuals who trade on inside information may also be subjected to private civil lawsuits. Moreover, as the inside information of Maui Land & Pineapple is the property of the Company, trading on or tipping Maui Land & Pineapple’s confidential information could result in serious employment sanctions, up to and including termination of employment.

You should be aware that the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”) and stock exchanges use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Cases involving trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares have been successfully prosecuted.

3.	SCOPE AND APPLICABILITY

3.1.

Covered Persons.  This Policy applies to each member of the Board and to all directors, officers, employees and, where appropriate in the Company's determination, contractors, within all of Maui Land & Pineapple’s operations. All persons covered by this Policy are referred to as “Covered Persons.”  This Policy also applies to family members and domestic partners who share a household with a Covered Person.

3.2.

Covered Securities and Transactions.  Subject to the specific exceptions set forth in Section 5.2, this Policy applies to all transactions in the Company’s securities, including common stock and any other type of securities that are convertible into, exchangeable for or exercisable for common stock, such as preferred stock, convertible debt securities, warrants, and other derivative securities. This Policy applies to sales, purchases, gifts, exchanges, pledges, options, hedges, puts, calls and short sales, and any other transaction that purports to transfer the economic consequences of ownership.

This Policy applies to all investment decisions you make regarding transactions in Company securities. For example, if you have the power to direct the purchase or sale of Company securities by virtue of your position as a director or officer of a corporation or non-profit organization, as a general partner of a partnership, as a managing member of a limited liability company (“LLC”), or as a trustee of a trust or executor of an estate, then all transactions in Company securities made on behalf of any such corporation, organization, partnership, LLC, trust or estate are covered by this Policy.

This Policy also applies to trading in securities of another company if you learn inside information about that company in the course of, or as a result of, your employment or association with Maui Land & Pineapple.

You are expected to comply with this Policy until such time as you no longer provide service to the Company and you no longer possess any inside information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to provide service to the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy. See Section 9.4 for additional information about selling Company securities in connection with a financial hardship.

3.3.

Delivery of the Policy.  This Policy will be delivered to all new directors, officers, employees and, where appropriate in the Company's determination, contractors, at the commencement of their employment or association with the Company.

4.	DEFINITIONS

4.1.

Insider Trading.  In general, “insider trading” occurs when a person purchases or sells a security while in possession of inside information in breach of a duty of trust or confidence owed directly or indirectly to the issuer of the security, the issuer’s stockholders or the source of the information. “Inside information” is information which is considered both “material” and “nonpublic.”  Insider trading is a crime, may subject you to serious financial penalties and termination of employment, and is strictly prohibited by this Policy. Please refer to Section 2 of this Policy for additional information.

4.2.

Materiality.  A fact is considered “material” if (i) there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell securities, or (ii) disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the issuer of the security. Material information can reflect either good or bad news and is not limited to financial information. While it is impossible to list all types of information that might be deemed “material” under particular circumstances, information dealing with the following subjects affecting the Company would generally be considered material:

4.2.1.	projections of future revenues, expenses, margins, earnings, losses or liquidity position;

4.2.2.	anticipated or actual Company financial results for a quarter and/or year;

4.2.3.	restatements of financial results, or material impairments, write-offs or restructurings;

4.2.4.	launch of new projects by the Company;

4.2.5.	news of a pending or proposed joint venture, merger or acquisition;

4.2.6.	news of a significant sale, disposition or write-downs of assets;

4.2.7.	news of the execution or termination of significant contracts or other commercial arrangements with customers, distributors, suppliers, strategic partners, licensors or other third-parties;

4.2.8.	changes in dividend policies or amounts, recapitalizations or stock splits;

4.2.9.	offerings of securities or other financing developments;

4.2.10.	repurchases of securities;

4.2.11.	repayment or incurrence of indebtedness;

4.2.12.	changes or proposed changes in senior management or other major personnel changes, labor disputes or negotiations;

4.2.13.	regulatory developments affecting the Company’s operations, including land use entitlements, changes in zoning, environmental regulations or issuance of permits;

4.2.14.	Timing of project development activities and any related delays;

4.2.15.	developments in research and development or intellectual property; and

4.2.16.	announcements of significant litigation or government investigations, including any change in status or the resolution thereof.

4.3.

Nonpublic Information.   Information is “nonpublic” if it has not been widely disclosed to the general public through major newswire services, national news services, financial news services, filings with the SEC, or other method that has been determined by the SEC to be compliant with Regulation FD. For purposes of this Policy, information will be considered public (i.e., no longer “nonpublic”) after the close of trading on the full trading day following the Company’s public release of the information.

4.4.

Tipping.  “Tipping” is the disclosure of material nonpublic information concerning the Company or its securities to an outside person. Providing insider information to anyone who thereafter trades on the basis of that information may subject both you (the “tipper”) and the other person (the “tippee”) to insider trading liability.

5.	PROHIBITED ACTIVITIES

5.1.	Prohibitions. Except for the limited exceptions described below, the following shall apply to all transactions in Company securities:

5.1.1.

No Covered Person may purchase, sell, transfer or effectuate any other transaction in Company securities while in possession of inside information concerning the Company or its securities. This prohibition includes sales of shares received upon exercise of stock options, upon vesting of restricted stock, or upon settlement of restricted stock units.

5.1.2.

No Covered Person may “tip” or disclose inside information concerning the Company or its securities to any outside person (including family members, affiliates, analysts, investors, members of the investment community and news media). Should a Covered Person inadvertently disclose such information to an outside person, the Covered Person must promptly inform the Compliance Officer (or, in the absence of the Compliance Officer, the Chief Executive Officer or, if applicable, the Chief Legal Officer) regarding this disclosure. In that event, the Company will either take steps necessary to (i) preserve the confidentiality of the information, including requiring the outside person to agree in writing to comply with the terms of this Policy and/or sign a confidentiality agreement, or (ii) disclose the information publicly in accordance with the requirements of Regulation FD.

5.1.3.

No Covered Person may purchase Company securities on margin, hold Company securities in a margin account, or otherwise pledge Company securities as collateral for a loan because, in the event of a margin call or default on the loan, the broker or lender could sell the shares at a time when the Covered Person is in possession of inside information, resulting in liability for insider trading. The Compensation Committee of the Board may make exceptions to this prohibition on a case-by-case basis.

5.1.4.

Short-term and speculative trading in Company securities, as well as hedging and other derivative transactions involving Company securities, can create the appearance of impropriety and may become the subject of an SEC or FINRA investigation. These types of transactions can also result in inadvertent violations of insider trading laws and/or liability for “short-swing” profits under Section 16(b) of the Securities Exchange Act of 1934 (“Exchange Act”). Therefore, it is the Company’s policy to prohibit the following activities, even if you are not in possession of inside information:

5.1.4.1.

No Covered Person may trade in any interest or position relating to the future price of Company securities, such as put or call options or other derivative securities, or enter into any short sale of Company securities.

5.1.4.2.

No Covered Person may hedge the value of Company securities. A “hedge” is a transaction designed to offset or reduce the risk of a decline in the market value of an equity security, and can include, but is not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds.

5.1.4.3.	No Covered Person may trade in securities of the Company on an active basis, including short-term speculation.

5.1.5.

No Covered Person may trade in securities of another company if the Covered Person is in possession of inside information about that other company which the Covered Person learned in the course of, or as a result of, his or her employment or association with Maui Land & Pineapple.

5.1.6.

No Covered Person shall make any information about the Company publicly available, including by posting information about the Company on any Internet message board or social media site, except to the extent specifically authorized to do so.

5.2.	Exceptions to Prohibited Activities. Prohibitions in trading securities under this Policy do not include:

5.2.1.

The acceptance or purchase of stock options, restricted stock, restricted stock units or other equity awards issued or offered by the Company, and the vesting, cancellation or forfeiture of stock options, restricted stock, restricted stock units or other equity awards in accordance with applicable plans and agreements.

5.2.2.

The exercise of vested stock options or warrants, either on a “cash for stock” or “stock for stock” basis, where no Company stock is sold (by the Covered Person, the Company or otherwise) to fund the option or warrant exercise. However, note that while vested stock options and warrants may be exercised at any time under this Policy, the sale of any stock acquired upon such exercise is subject to this Policy.

5.2.3.

The receipt of Company stock upon vesting of restricted stock or settlement of restricted stock units, as well as the withholding of Company stock by the Company in payment of tax obligations, provided that no Company stock is sold (by the Covered Person, the Company or otherwise) in connection with the payment of tax obligations.

5.2.4.

Elections with respect to participation in the Company’s employee stock purchase plan (“ESPP”) or to purchases of Company stock under the ESPP, provided that the sale of any stock acquired through the ESPP is subject to this Policy.

5.2.5.	Company securities purchased or sold under a Rule 10b5-1 Trading Plan that has been approved in advance by the Compliance Officer (see Sections 8 and 10 below).

5.2.6.	Transfers of Company stock by a Covered Person into a trust for which the Covered Person is a trustee, or from the trust back into the name of the Covered Person.

5.2.7.	Transfers of Company securities by will or pursuant to the laws of descent and distribution.

5.2.8.

Bona fide gifts of Company securities following receipt of written approval by the Compliance Officer (provided that the Compliance Officer shall retain the discretion to require the recipient to certify that it will comply with the terms of this Policy as a Covered Person).

5.2.9.

Bona fide charitable donations to an organization that has obtained 501(c)(3) tax exempt status under the Internal Revenue Code following receipt of written approval by the Compliance Officer (provided that the Compliance Officer shall retain the discretion to require the organization to certify that it will comply with the terms of this Policy as a Covered Person).

5.2.10.

Private securities transactions not expressly prohibited under Section 5.1. above between a Covered Person and a sophisticated party provided that (i) if it is proposed by the Covered Person that inside information is to be provided to the sophisticated party, any such information shall only be provided by the Company in the Company’s sole discretion, and then, if so disclosed, only after the party has entered into a non-disclosure agreement with the Company in form and substance satisfactory to the Company and (ii) the party agrees to any restrictions under the federal securities laws that the Company may impose on the party’s ability to effect transactions in any Company securities purchased by the party.

5.2.11.

Purchases and sales of mutual funds, exchange traded funds or other similar funds or investment vehicles that invest in securities of the Company and with respect to which the Covered Person is a passive investor and has no rights with respect to the voting or disposition of any Company securities, and purchases and sales of Company securities by any such entity.

6.	COMPANY COMPLIANCE OFFICER

The Company has appointed the Chief Financial Officer as the Compliance Officer for this Policy. Any Covered Person who is unsure whether the information they possess constitutes inside information, or whether a specific transaction is covered by this Policy, should consult with the Compliance Officer for guidance. In the event that the Compliance Officer is not available, the Chief Executive Officer or, if applicable, the Chief Legal Officer, may perform the duties of the Compliance Officer hereunder. In addition, the Compliance Officer may designate one or more individuals to perform the Compliance Officer’s duties (which may include the Chief Executive Officer or, if applicable, the Chief Legal Officer). The determinations of the Compliance Officer or any designated individual, as applicable, under this Policy are final.

The duties and responsibilities of the Compliance Officer include the following:

6.1.	Administering and interpreting this Policy and monitoring and enforcing compliance with all of its provisions and procedures.

6.2.	Responding to all inquiries relating to this Policy and its procedures.

6.3.	Designating and announcing special trading blackout periods during which trading in Company securities is prohibited by specific persons.

6.4.

Recommending revisions of this Policy (with the assistance of outside legal counsel as necessary) to reflect changes in applicable laws, regulations or listing standards, provided that all changes to this Policy must be approved by the Board.

6.5.	Annually providing or otherwise making available copies of this Policy to all Covered Persons and overseeing periodic training related to this Policy.

6.6.	Ensuring the maintenance of records required by the provisions of this Policy.

6.7.	Such other duties and responsibilities as are consistent with the terms of this Policy.

7.	CONFIDENTIALITY OF INFORMATION RELATING TO THE COMPANY

7.1.

Access to Information.  Risk of insider trading violations by individuals employed or contracted with the Company can be substantially limited by restricting the pool of individuals with access to inside information to the greatest extent possible. Access to inside information about the Company should be limited to officers, directors, employees and contractors of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside of the Company, unless such person has signed an appropriate non-disclosure agreement prior to dissemination of the information. When communication of inside information about the Company becomes necessary, all directors, officers, employees, and contractors must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

7.2.

Disclosure of Information.  Inside Company information is the property of Maui Land & Pineapple and the confidentiality of this information must be strictly maintained within the Company. Only the Company’s executive officers, as such are determined from time to time by the Board, are authorized to disclose inside information about the Company to the public, members of the investment community or stockholders, unless one of these officers has expressly authorized disclosure of such information by another employee in advance. All inquiries regarding the Company should be directed to the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, or other senior financial officers, and no other comment should be provided.

8.	PRE-CLEARANCE REQUIRED FOR TRADING BY COVERED PERSONS AND FOR TRADING PLANS ENTERED INTO BY COVERED PERSONS

All Covered Persons must pre-clear all transactions in Company securities as provided below:

8.1.

The Covered Person proposing to effectuate a trade or other transaction in Company securities must notify the Compliance Officer in writing of the proposed transaction prior to the proposed transaction date, in accordance with the instructions provided on Exhibit A, or as may otherwise be approved by the Compliance Officer and communicated to the Covered Person from time to time.

8.2.

The Compliance Officer must approve the proposed trade or other transaction in writing. If the proposed transaction is not completed within five trading days after the Covered Person has received pre-clearance (or fewer trading days, if so designated as a condition to receiving clearance), pre-clearance for the transaction (or any unfilled portion) must be re-requested since circumstances may have changed over that time period.

8.3.

The Compliance Officer’s decision with respect to the pre-clearance of a particular trade or other transaction, whether approved or denied, shall be final and shall be kept confidential by the requestor.

All Covered Persons must pre-clear any Rule 10b5-1 trading plan (“Trading Plan”) as provided below:

8.4.

Any Covered Person who wishes to implement a Trading Plan must first pre-clear the Trading Plan, and any renewals, amendments or modifications of the Trading Plan, with the Compliance Officer (or, in the case of the Compliance Officer, with the Committee). To obtain pre-clearance for implementing, renewing, amending or modifying any 10b5-1 Trading Plan please email the Company’s Compliance Officer and copy the Company’s stock plan administrator.

8.5.

The Compliance Officer must approve the Trading Plan, or any renewals, amendments or modifications, in writing. If the proposed Trading Plan is not entered into, renewed, amended or modified within five trading days after the Covered Person has received pre-clearance (or fewer trading days, if so designated as a condition to receiving clearance), pre-clearance for the Trading Plan must be re-requested since circumstances may have changed over that time period.

For additional information regarding the adoption of a Trading Plan and the applicable requirements and limitations, see Section 10 below.

9.	BLACKOUT PERIODS

9.1.

Regular Blackout Periods for Covered Persons.  As a matter of good corporate governance, the Company institutes trading blackout periods during predetermined time periods. Covered Persons may not trade or effectuate any other transactions in Company securities during the period that begins with the day that is the fourteenth calendar day before the end of the fiscal quarter and continues until the close of trading on the second full trading day after the Company’s public release of quarterly or annual financial results. Trades or other transactions made pursuant to an approved 10b5-1 Trading Plan (but not the adoption, renewal, amendment, modification or termination of a 10b5-1 Trading Plan; see Section 10 below) and pursuant to a Hardship Exemption (see Section 9.4 below) are exempted from this restriction.

9.2.

Special Blackout Periods.  From time to time, the Compliance Officer may determine that trading or transacting in Company securities is inappropriate during an otherwise open trading window due to the existence, or potential existence, of inside information. Accordingly, the Compliance Officer may prohibit trading or other transactions at any time by announcing a special blackout period and the scope of impacted personnel (which may include Covered Persons). The Compliance Officer will provide written notice of any modification of the trading blackout policy or any additional prohibition on trading during the period when trading or other transactions are otherwise permitted under this Policy. The existence of a special blackout period should be considered confidential information and any Covered Person to whom the special blackout period applies shall be prohibited from communicating the existence of the special blackout period to anyone to whom the special blackout period does not apply.

9.3.

Hardship Trading Exceptions.  The Compliance Officer may, on a case-by-case basis, authorize trading or transactions in Company securities during a trading blackout period due to financial or other hardship. Any Covered Person wanting to rely on this exception must first notify the Compliance Officer in writing of the circumstance of the hardship and the amount and nature of the proposed trade or transaction. Such person will also be required to certify to the Compliance Officer in writing no earlier than two trading days prior to the proposed trade or transaction that they are not in possession of inside information concerning the Company or its securities. Upon authorization from the Compliance Officer, the person may trade or transact, although such person will be responsible for ensuring that any such trade or transaction complies in all other respects with this Policy.

9.4.

No Safe Harbors.  There are no unconditional “safe harbors” for trades or transactions made at particular times, and all persons subject to this Policy must exercise good judgment at all times. Even when a regular blackout period is not in effect, you may be prohibited from engaging in any transactions involving the Company’s securities because you possess inside information concerning the Company or its securities, are subject to a special blackout period, or are otherwise restricted under this Policy.

10.	RULE 10B5-1 PLANS

A Rule 10b5-1 Trading Plan is a contract to purchase, sell or otherwise transact securities according to a written instruction or plan established prior to effecting any transactions in the securities. In general, a Trading Plan must set forth a non-discretionary trading method by leaving the amount of securities to be purchased, sold or otherwise transacted and the price and date for each event to either (i) a written specification, (ii) a written formula, or (iii) a third party.

While adoption of a Trading Plan does not obviate the requirement to otherwise comply with insider trading laws, it does provide an affirmative defense to a claim that the insider acted on the basis of material, nonpublic information, even if an individual was aware of such information at the time of the transaction.

To be adopted in good faith, the Trading Plan must be adopted, renewed, amended or modified when the individual has no knowledge of inside information, and the plan must not be made as part of a scheme to fraudulently evade insider trading prohibitions.

In addition to obtaining pre-clearance of a Trading Plan as required by Section 8 above, a Trading Plan must meet the following requirements and specifications:

10.1.

No Adoption During Blackout Period. A Trading Plan involving the Company’s securities may not be adopted, renewed, amended or modified by any Covered Person during any blackout period, even if the individual is not then in possession of any inside information.

10.2.

90-Day Cooling-Off Period for Directors and Officers: A Trading Plan adopted by any director or officer may not commence until both (i) the passage of at least 90 calendar days after the adoption, renewal, amendment, or modification of the Trading Plan, and (ii) the passage of at least two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted, renewed, amended or modified (but in any event, the required cooling-off period is subject to a maximum of 120 calendar days after adoption, renewal, amendment or modification of the Trading Plan).

10.3.

Cooling-Off Period for Covered Persons Who are Not Directors and Officers: The Trading Plan of a Covered Person who is not a director or officer may not commence until the passage of at least 30 calendar days following the adoption, renewal, amendment or modification of the Trading Plan.

10.4.

Director and Officer Certifications: Any Trading Plan adopted by a director or officer must include a representation certifying that, at the time of the adoption, renewal, amendment or modification, the director or officer is: (i) not aware of material, nonpublic information about the Company or its securities; and (ii) adopting, renewing, amending or modifying the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

10.5.

Prohibition on Multiple Overlapping Trading Plans: No multiple overlapping Trading Plans will be permitted unless qualifying for one of the following exceptions and pre-cleared by the Compliance Officer under Section 8: (i) a later-commencing Trading Plan that is not authorized to begin until after all trades under the earlier-commencing Trading Plan are completed or expired; or (ii) an outstanding or additional Trading Plan qualifies as an eligible sell-to-cover transaction (i.e., a sale of securities for the purpose of generating funds to cover the withholding taxes associated with equity vesting and elections under 401(K) plans or employee stock purchase plans that may be structured as Trading Plans).

Any amendments or modifications to a Trading Plan must meet each of the requirements of a new Trading Plan as described above. In addition, while this Policy does not limit the ability of a Covered Person to terminate a previously adopted Trading Plan, any new Trading Plan adopted following the termination of a previously adopted Trading Plan must meet each of the requirements of a new Trading Plan as described above.

Transactions effected under an approved Trading Plan will not require further pre-clearance at the time of the transaction and will typically not be subject to future trading blackout periods (regular or special) that may be in effect under this Policy at the time of the transaction (although the Compliance Officer retains the discretion to terminate a Trading Plan during any blackout period).

The Compliance Officer may, from time to time, institute additional parameters and requirements regarding Trading Plans.

Purchases, sales and other transactions made pursuant to a Trading Plan must still comply with all other applicable reporting requirements under federal and state securities laws, including filings pursuant to Section 16 of the Exchange Act.

Newly adopted SEC rules require the Company to make disclosures concerning the Trading Plans adopted, renewed, amended, modified or terminated by its officers and directors, including names, titles, dates and duration of trading plans, and the aggregate number of securities to be sold or purchased pursuant to the trading plans. Accordingly, you must timely provide such information regarding your Trading Plan to the Compliance Officer.

EXHIBIT A

TRADING PRE-CLEARANCE INSTRUCTIONS

Pre-clearance for Covered Persons is mandatory. In addition to the steps outlined below, the individual requesting to trade must execute a certification (in the form approved by the Chief Legal Officer) that he, she or it is not aware of material, non-public information about the Company. If you have questions about the process by which pre-clearance must be obtained, please email the Compliance Officer.

Instructions for Pre-Clearance of Purchase or Sale of Maui Land & Pineapple Securities or Exercising Maui Land & Pineapple Stock Options/Warrants

For processing of your request to purchase or sell shares on the open market, or exercise options or warrants or other securities, please send an email request to the Compliance Officer.

If you are purchasing or selling shares on the open market, the Company requests that you place the following in the subject line of your email, as applicable: “Pre-Clearance Request - Purchase of Shares” or “Pre-Clearance Request - Sale of Shares”

The body of the email should contain the following:

o	If a sale, the source and purchase date of the shares proposed to be sold; and
o	Estimated purchase or sale date.

If you are exercising options or warrants and planning to sell on the open market, the Company requests that you place the following in the subject line of your email: “Pre-Clearance Request - Exercise of Options/Warrants”

The body of the email should contain the following:

o	Type of security being exercised (e.g., stock option, warrant, etc.);
o	Estimated sale date; and
o	“Exercising and Selling” or “Exercising and Holding.”

If you need any of the information requested above, please contact the Company’s Compliance Officer.

Please note that the ultimate responsibility for compliance with federal and state securities laws rests with you, and that the clearance of any proposed transaction should not be construed as a guarantee that you will not later be found to have been in possession of inside information.

Exhibit B

CERTIFICATION

I hereby certify that:

●	I have read and understand the Company’s Insider Trading Policy. I understand that the Company’s Compliance Officer is available to answer any questions I have regarding this Insider Trading Policy.
●

Since the effective date of the Insider Trading Policy, or such shorter period of time that I have been a director, officer, employee or contractor of the Company, I have complied with the Insider Trading Policy.

●	I will continue to comply with the Company’s Insider Trading Policy for as long as I am a director, officer, employee or contractor of the Company.
●	I understand that failure to comply with the Insider Trading Policy could subject me to disciplinary action or termination of the business or employment relationship with Maui Land & Pineapple.

Signature	Date

Printed Name (Please print legibly)